Exhibit 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Colonial Realty Limited Partnership on Forms S-3 dated October 25, 1996 (File No. 333-14401) and December 11, 1997 (File No. 333-42049) of our report dated January 19, 1998, except for Note 13, as to which the date is February 17, 1998, on our audits of the Consolidated Financial Statements and Financial Statement Schedules of Colonial Realty Limited Partnership as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in this Form 10-K.


/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.
Birmingham, Alabama
March 20, 1998